Exhibit 99.1

Press Release www.shire.com

Director/PDMR Share Dealings

January 8, 2015 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it has been notified that Dr. Steven Gillis, Non-Executive Director of the Company, was recently informed that American Depositary Shares (“ADSs”), as set out below, were acquired on his account by an independent third party exercising discretion over dealing decisions. The transactions took place on the NASDAQ.

Date of transaction	Number of ADSs acquired	Average price per ADS
October 30, 2014	127	$196.744
December 19, 2014	76	$218.16

Following the above transactions, Dr. Gillis holds 674 ADSs. One ADS is equal to three ordinary shares of 5 pence each in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules (“DTRs”). In accordance with 3.1.5(R) of the DTRs, the information required to be included in this notification was received by the Company today, January 8, 2015.

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX